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                                                                   Exhibit 10.65

                                MANAGING DIRECTOR
                                    AGREEMENT

BETWEEN

Ciao GmbH ("CIAO" or the "COMPANY"),

AND

Mr. Daniel Keller (hereinafter "MR. KELLER" or the "MANAGING DIRECTOR"), (the "AGREEMENT")

1.    MANAGEMENT AND REPRESENTATION, DUTIES AND OBLIGATIONS OF THE MANAGING
      DIRECTOR

1.1 As of January 31, 2007, Mr. Keller shall be appointed Managing Director of Ciao.

      Should the comparison shopping business of the Company (the "COMPARISON BUSINESS"), contrary to present planning, be transferred into a separate company (the "NEW COMPARISON SHOPPING COMPANY"), Mr. Keller shall be appointed as managing director of the New Comparison Shopping Company. At such time, he would be revoked as managing director of Ciao GmbH and from such time this Agreement would be continued by the New Comparison Shopping Company which as from such time would be deemed to be the "Company" within the meaning of this Agreement. Ciao or, as the case may be, Ciao's sole shareholder SRVY Acquisition GmbH, shall cause the New Comparison Shopping Company to assume this Agreement as outlined hereinabove. If this Agreement should be assumed by the New Comparison Shopping Company, Ciao GmbH or a successor of Ciao GmbH to which the remaining business is transferred (such as by a split) shall no longer be liable for fulfilment of this Agreement.

1.2 Mr. Keller shall represent and manage the Company in accordance with the law and the Articles of Association as well as in compliance with the instructions of the Company's shareholder.

1.3 He shall observe his duties with the due diligence of an orderly and reputable merchant with due regard to the interests of the Company. He shall devote all of his business time, ability and energy to the performance of his duties hereunder, and use his best efforts to advance the interests and businesses of the Company and its affiliates.

2.    COMPENSATION, OTHER BENEFITS

2.1 The Managing Director shall receive a yearly compensation of (euro) 200,000 gross.

2.2 The yearly compensation shall be payable in twelve equal installments at the end of each calendar month, after deduction of any amounts to be withheld under law. For any part of a calendar year or calendar month, payment shall be made only of an amount proportionate to such time.

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2.3   The Company may pay a bonus as detailed in a yearly bonus plan to be established by the Compensation Committee of Greenfield Online, Inc. during the first quarter of each calendar year. For the first calendar year (2007), the bonus plan in ANNEX A shall apply.

2.4 There shall be no separate compensation for overtime, holiday or other extra work.

3.    CONTINUATION OF COMPENSATION IN CASE OF INABILITY TO WORK

3.1 In case of Mr. Keller's temporary inability to work due to illness (Arbeitsunfahigkeit infolge Krankheit) or other causes which are not the responsibility (Verschulden) of Mr. Keller, the compensation pursuant to
      Section 2 shall be continued for 90 days, provided, however, that any sick pay or other insurance payments received from a medical or other insurance shall be deducted. The paying of the compensation shall continue no longer than until the termination of this Agreement.

3.2 If the Managing Director dies during the term of this Agreement, his surviving spouse shall be entitled to continued payment of the compensation pursuant to Section 2 for the month of his death and the subsequent three months. Should the Managing Director's spouse already have deceased on the due date, his dependent children shall have such claim.

3.3 Mr. Keller hereby assigns to the Company his claims for damages which he may have against third parties who have caused his inability to work to the extent the Company makes payments under the continuation rule of
      Section 3.1. He undertakes to provide to the Company any information which it may require in connection with the prosecution of such claims and to support it in pursuing them.

4.    OTHER BENEFITS, VACATION

4.1 The Company shall reimburse customary expenses including reasonable travel and hospitality expenses which the Managing Director may have incurred in connection with his duties as managing director upon submission of suitable receipts.

4.2 The Company shall continue to lease for Mr. Keller a company car of the type BMW 5 Series or another model, the costs of which, as a new car, are not higher than (euro) 65,000 net and the monthly lease payments do not exceed (euro)1,400 net. For avoidance of doubt, Mr. Keller shall continue to use his current company car until the expiration of the existing lease. The company car may also be used privately. The Company shall bear any costs in relation to the company car such as insurances, taxes, fuel, inspections and the like, except for private taxes to be borne by the Managing Director in connection with the usage of the company car. The Managing Director shall inform the Company of any event affecting the vehicle immediately and, at the latest, within 48 hours, so that the Company may take all necessary steps. The Managing Director shall maintain the vehicle in good condition as regards its structure and bodywork. Upon termination of this Agreement and upon a releasing (Freistellung) from his obligation to work following the giving of termination notice (Kundigung) the Managing Director shall within 30 days of receipt of such

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      notice immediately return the vehicle to the Company and hand over the papers and keys and there shall be no claim for compensation of the loss of private use.

4.3 The Managing Director shall be entitled to an annual vacation of 25 working days (calendar days without Saturdays, Sundays and public holidays). The intended vacation period shall be determined upon consultation with the shareholder. If the Managing Director is prevented from taking vacation in any one calendar year for business or personal reasons, he shall continue to have a claim for such vacation not taken until 30 June of the following calendar year. There shall be no compensation for vacation which has not been taken in time.

4.4 The Company shall take out and maintain at its expense accident insurance for the benefit of the Managing Director for the term of this Agreement, for an insured sum of (euro) 500,000 in the event of death and (euro) 300,000 in the event of disablement (Invaliditat). The Managing Director or, as the case may be, his heirs shall be directly entitled to the insurance sum, unless the Managing Director has appointed to the Company a different beneficiary.

4.5 The Company shall take out and maintain at its expense D&O-insurance for the benefit of the Managing Director at the terms usual within the Greenfield Group or procure that any such insurance cover available for the entire Greenfield Group is extended to Mr. Keller.

5.    TERM, TERMINATION

5.1 This Agreement shall be entered into for a fixed term starting from January 31, 2007 and ending on December 31, 2009. During such term, this Agreement cannot be terminated, subject to Sections 5.2 and 5.3 below. From December 31, 2009, the Agreement shall be extended automatically for an indefinite period and may be terminated by either party by giving at least 12 months' notice as of the end of a calendar month.

5.2 Mr. Keller may terminate this Agreement for Special Reason, giving 30 days notice. For the purposes of this Section 5.2, "SPECIAL REASON" shall mean any one of the following: (i) a Material Diminution of Mr. Keller's title and status as set forth in this Agreement or in his corresponding appointment as one of the Company's Managing Directors, or assignment to duties and responsibilities inconsistent with those set forth in this Agreement; or (ii) the relocation of Mr. Keller's principal place of business to any place greater than fifty kilometres (km) from his current principal location (Munich). Notwithstanding the foregoing, Mr. Keller shall only be entitled to exercise the right to terminate this Agreement for Special Reason if the Company fails to cure the event constituting Special Reason as described in clauses (i) and (ii) of this Section 5.2 within 30 days after receipt from Mr. Keller of written notice of the event which constitutes Special Reason; and Special Reason under clauses
      (i) and (ii) above shall cease to exist for an event on the 60th day following Mr. Keller's actual knowledge (Kenntnis) thereof, unless Mr. Keller has given the Company written notice thereof prior to such date. For purposes of clause (i) above, "MATERIAL DIMINUTION" shall be measured by comparing the nature of Mr. Keller's duties and the extent of

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      his management responsibility rather than on the basis of Mr. Keller's title or to whom he reports following such event.

5.3 An extraordinary termination for good cause without the necessity of a prior notice (au(beta)erordentliche Kundigung aus wichtigen Grund) by either party is possible at any time.

5.4 Any termination notice shall be given in writing. Notice given of a revocation (Abberufung) of Mr. Keller's position as managing director of the Company shall be deemed to be a notice of termination of the Agreement as of the next possible date as per Section 5.1 hereinabove.

5.5   If a termination notice has been given by either Party pursuant to section
      5.1 or 5.2, the Company shall be entitled to release (freistellen) the Managing Director with immediate effect from his obligation to work. During any such period of release, all provisions of this Agreement shall continue to apply and Mr. Keller's contractual remuneration shall be continued but no bonus as per Section 2.3 shall be due relating to the time of such release. For the time up to such release, the bonus shall be due pro rata temporis.

5.6 Mr. Keller shall not during the employment period engage in any other activity which would interfere with the performance of his services hereunder. He shall not work for, support or hold an interest, directly or indirectly, in a company or business competing with the Company or an affiliate of the Company. The Managing Director does not violate the provisions of this section restricting his ownership in competing companies or businesses provided he holds less than 1% of any such company's publicly traded share capital.

6.    TERMINATION COMPENSATION (ABFINDUNG)

      If Mr. Keller terminates this Agreement for a Special Reason as defined in
      Section 5.2, he shall upon his demand continue to receive the base monthly compensation resulting from Section 2.1 until such time when this Agreement would have been terminated as of the next possible date upon ordinary notice of termination pursuant to Section 5.1. For the time period for which Mr. Keller makes such demand, he shall continue to comply with the non-compete obligation in Section 5.6.

7.    SPECIAL BONUS IN THE EVENT OF A SALE OF THE COMPANY

      By separate agreement in the form of ANNEX B, the Company, SRVY Acquisition GmbH and Greenfield Online, Inc. will offer Mr. Keller the possibility to earn a special bonus under the conditions named in the event of a Sale (as that term is defined in Annex B). Such special bonus (as defined in Annex B), if any, shall be paid over and above the monies and benefits provided for in this Agreement.

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8.    WORK RESULTS

      For all work results of Mr. Keller, including but not limited to inventions and work results protected by copyright or other intellectual property rights, Mr. Keller hereby grants to the Company a right of use which is exclusive and unlimited in time, scope and space. No compensation shall be due for such granting in addition to the compensation provided for specifically in this Agreement.

9.    CONFIDENTIALITY, BUSINESS DOCUMENTS

9.1 Mr. Keller shall keep strictly confidential all know-how and experience acquired during his work and all business information which is confidential by nature. This shall be valid for confidential information of the Company and of all affiliated companies and for those of business partners. Such information may be used only in the interest of the Company and may not be disclosed unduly to any third party. This obligation continues even after termination of the employment.

9.2 All notes, business documents, copies, data and software which have been given to Mr. Keller or have been prepared by him, shall remain or become the property of the Company. This shall apply regardless as to the form in which they are (such as on diskettes or other data storage devices). They shall be returned at the latest at the termination of this Agreement and upon request at any time prior thereto. Mr. Keller shall keep such documents and property separate from private property and shall keep it protected against improper inspection by third parties.

10.   FINAL CLAUSES

10.1 If any provision of this Agreement is or shall become invalid, such invalidity shall not effect the other clauses. The invalid clause shall be replaced by such valid provision which comes closest to the Parties' economic intentions at the time when this Agreement was signed.

10.2 Amendments and supplements to this Agreement including this written form requirement shall not be effective unless made in writing.

10.3 All rights resulting from this Agreement and connected therewith shall be extinguished (verfallen) if they have not been claimed within a period of six months after they have become due (fallig werden). Such claims further extinguish if they have not been claimed in court within two months of having been claimed in writing if the respective creditor rejects the claim or does not react. This shall not apply if the creditor of the respective claim, through no fault of his own, had no knowledge of the facts constituting the claim.

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10.4  This Agreement shall be subject to German law (provided that the agreement in Annex B shall be subject to the law of the State of Delware, USA as provided therein).

   Wilton, Connecticut, USA, January 31, 2007         Munich, January 31, 2007

/s/ Jonathan A. Flatow                             /s/ Daniel Keller
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                    Ciao GmbH                             Daniel Keller
    By: Its sole sherholder SRVY Acquisition
      GmbH, by Jonathan A. Flatow, Managing
            Director (Geshaftsfuhrer)